Exhibit 10.28

PRIVILEDGED AND CONFIDENTIAL	EXECUTED

THIS NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN, AND ARE NOT EXPECTED TO BE, REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND MAY NOT BE TRANSFERRED, SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS, OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.

Ucommune Group Holdings Limited

CONVERTIBLE PROMISSORY NOTE

Principal Amount: US$10,000,000	Issue Date: January 11, 2019

Ucommune Group Holdings Limited, an exempted company incorporated under the laws of the Cayman Islands with its registered office at Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands (the “Company”), agrees to sell and issue this note (this “Note”) in the principal amount of ten million US Dollars (US$10,000,000) (the “Principal Amount” or the “Loan”) to All-Stars SP X Limited, a BVI business company incorporated under the laws of the British Virgin Islands (the “Holder”), subject to the terms and conditions of this Note and the note purchase agreement dated December 24, 2018 entered into by and among the Company, Ucommune, the Founders Group and the Holder (the “Note Purchase Agreement”). For value received, the Company hereby promises to convert the Note or pay the Principal Amount and any accrued but unpaid interest thereof in a timely matter. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Note Purchase Agreement.

This Note is convertible, as described in this Note and the Note Purchase Agreement, into the Conversion Shares in either a Series D Financing or a Third Party Financing of the Company. To clarify, upon conversion of the Note, the Holder will be entitled to all rights, preferences, privileges and benefits of:

(i)	the Series D Preferred Shares as provided in the Series D Share Subscription Agreement, the Shareholders Agreement, the Memorandum and Articles of Association and other related transaction documents in the case of a Series D Financing; OR

(ii)	the most senior class(es) of shares of the Company pursuant to the transaction documents related to the Third Party Financing in the case of a Third Party Financing, as applicable and as the case may be.

1. Term. This Note has a term of three hundred and sixty-four (364) days (the “Term”) commencing from the Funding Date, which term can be extended by mutual agreement of the Holder and the Company in writing.

2. Maturity Date. The outstanding Principal Amount on this Note shall become immediately due and payable when (i) the Term expires or (ii) an Event of Default (as defined below) occurs, whichever occurs earlier (the “Maturity Date”). This Note may be repaid prior to the Maturity Date provided that (i) such repayment shall be made by the Company in a one-time lump sum amount equal to any and all outstanding amount under the Note, (ii) the Holder shall remain entitled to the investment allocation of equity subscription in the Company in accordance with the Investment Framework Agreement, and (iii) the Company shall deliver a written notice concerning the repayment to the Holder three (3) Business Days in advance.

3. Payment. All payments from the Company on the outstanding Principal Amount in cash shall be in US Dollars to the Holder in terms as agreed in the Note Purchase Agreement. All payments on or in respect of this Note shall be made to the Holder in cash or be set off for any investment to be injected into the Company by the Holder in accordance with this Note and the Note Purchase Agreement.

4. Payment of Interest. A simple interest at the rate of eight percent (8%) per annum on the Principal Amount shall be calculated annually based on a 365-day year, accrued from the date hereof, due and payable by the Company together with the repayment of the Principal Amount pursuant to the terms of this Note.

5. Credit Enhancement and Security of the Loan.

5.1. The Company’s obligation to repay to the Holder any outstanding amount pursuant to the Loan and to perform its obligations under this Agreement and the Note (the “Secured Obligation”) shall be secured by the Company, Ucommune, HK Company and Singapore Company through providing the following credit enhancement and security in favor of the Holder:

5.1.1 Offshore Escrow Account. Subject to Section 5.1.4 herein, within forty-five (45) Business Days after the Funding Date, (i) HK Company shall, at its own cost, open a HKD-denominated escrow account with Citi Bank N.A.,(the “HK Escrow Account”), and the Singapore Company shall, at its own cost, open a SGD-denominated escrow account with United Overseas Bank Limited (the “Singapore Escrow Account”, and together with the HK Escrow Account, the “Offshore Escrow Accounts”, each respectively an “Offshore Escrow Account”). Each of the Offshore Escrow Accounts shall be subject to the joint control of the Holder and HK Company or Singapore Company, as the case applicable, and any cash or proprietary assets deposited therein from time to time shall not be released to Group Companies or any third parties until (x) the Company has fully and satisfactorily performed the Secured Obligation; (y) the Note has been converted into Conversion Shares in accordance with the terms and conditions in the Note; or (z) the Share Charge has been duly created pursuant to Section 5.1.3 herein below, whichever occurs earlier, (ii) each of HK Company and Singapore Company shall enter into an escrow agreement with the Holder, the Company and their respective escrow bank concerning the Offshore Escrow Account respectively in the form and substance satisfactory to the Holder (collectively, the “Offshore Escrow Agreements”). The Company, Ucommune and the Founders Group further undertake to the Holder jointly and severally that they shall procure each of HK Company and Singapore Company to continuously and promptly deposit any and all Offshore Revenue into respective Offshore Escrow Account from the establishment of the Offshore Escrow Account until (x) the Company has fully and satisfactorily performed the Secured Obligation; (y) the Note has been converted into Conversion Shares in accordance with the terms and conditions in the Note; or (z) the Share Charge has been duly created pursuant to Section 5.1.3 herein below, whichever occurs earlier.

5.1.2 RMB Escrow Account. On or before the Funding Date, (i) Ucommune shall, at its own cost, open a RMB-denominated escrow account with China Citic Bank Corporation Limited (the “RMB Escrow Account”). The RMB Escrow Account shall be subject to the joint control of Ucommune and the Holder, and any cash or proprietary assets deposited therein from time to time shall not be released to Ucommune or any third parties (except otherwise stipulated in Section 5.2.1) until (x) the Company has fully and satisfactorily performed the Secured Obligation; (y) the Note has been converted into Conversion Shares in accordance with the terms and conditions in the Note; or (z) the Share Charge has been duly created pursuant to Section 5.1.3 herein below, whichever occurs earlier, (ii) Ucommune shall enter into an escrow agreement with China Citic Bank Corporation Limited and the Holder concerning the RMB Escrow Account in the form and substance satisfactory to the Holder (the “RMB Escrow Agreement”), and (iii) Ucommune shall have deposited a RMB amount of no less than the equivalent of USD 10,000,000 into the RMB Escrow Account at such USD/RMB intermediate exchange rate as published by the People’s Bank of China on the day of such deposit.

5.1.3 Share Charge. After Signing of VIE Contracts, (i) the applicable Founders Group (the “Chargors”) shall and the Company shall procure the Chargors to timely charge certain shares of the Company representing the shareholding percentage equal to 0.77% of the Company to the Holder to secure the Loan (the “Charged Shares”), (ii) the Chargors and the Holder shall enter into a charge agreement in the form and substance satisfactory to the Holder (the “Charge Agreement”), and (iii) the Chargors shall and the rest Founders Group who are not Chargors shall procure the Chargors to deliver or cause to be delivered to the Holder (w) the original share certificate(s) of the Charged Share(s) (the “Charged Share Certificates”), (x) a signed and undated instrument of transfer (the “Unsigned IOT”) for the Charged Shares to be transferred to the Holder at nil consideration, (y) a legal opinion issued by the Cayman Islands counsel of the Company addressed to the Holder regarding the validity, legality and enforceability of the Share Charge, in the form and substance satisfactory to the Lender, and (z) other documents or evidences as may be reasonably required by the Holder with regard to the perfection of the Share Charge (collectively, the “Share Charge”).

5.1.4 Special Default Interest. In the event that either the HK Company fails to open the HK Escrow Account within forty-five (45) Business Days after the Funding Date or the Singapore Company fails to open the Singapore Escrow Account within forty-five (45) Business Days after the Funding Date, the Company shall and Ucommune and the Founders Group shall procure the Company to pay to the Holder an amount that would yield addition interest at the interest rate of zero point zero five percent (0.05%) per day from the forty-sixth Business Day after the Funding Date until the date on which the HK Company have opened the HK Escrow Account and the Singapore Company have opened the Singapore Escrow Account.

5.2. Partial Release of the Fund in Escrow Accounts

5.2.1 Partial Release of Fund in RMB Escrow Account. At any time before the Share Charge is duly created pursuant to Section 5.1.3 of this Agreement, upon the written request and at the cost of the Company or Ucommune, the fund in the RMB Escrow Account may be partially released to Ucommune should the Company have deposited the corresponding amount of fund in the Offshore Escrow Accounts. For clarity, the Company, Ucommune and the Founders Group shall ensure that the balance of the fund in both of the RMB Escrow Account and the Offshore Escrow Account shall at any time and at all times be no less than the then outstanding amount of the Loan and any accrued but unpaid interest thereof.

5.2.2 Full Release of Fund in Escrow Accounts. Upon the written request and at the cost of HK Company, Singapore Company and Ucommune, and the duly creation of the Share Charge pursuant to Section 5.1.3 of this Agreement, the fund in the Offshore Escrow Account and the fund in the RMB Escrow Account shall be fully released to HK Company, Singapore Company and Ucommune, respectively and immediately.

5.3. Discharge of the Share Charge. In the event that either (i) the Note is converted pursuant to the terms and conditions set forth in the Note or (ii) the principal and interests thereon under the Note is fully repaid, upon the written request and at the cost of the Company, the Holder shall (i) terminate the Charge Agreement with the Chargors, (ii) return the Charged Share Certificates and the Unsigned IOT to the Chargors, and (iii) take other actions as may be reasonably requested by the Company for the purpose of discharging and terminating the Share Charge at the cost of the Company.

5.4. Exclusivity of the Security

5.4.1 The security and credit enhancement set forth in Section 5.1, 5.2 and 5.3 of this Note shall be exclusive to and solely for the benefit of the Holder, free of any liens or encumbrances of whatsoever nature (other than the liens or encumbrances created to secure the Secured Obligation) and used for the sole purpose of securing the Secured Obligation.

5.4.2 The parties further agree that, (i) any expenses and costs incurred by the Holder in relation to the repayment of the Loan and losses occurred to the Holder due to fluctuations in foreign exchange rate shall be borne solely by the Company.

6. Conversion

6.1. Subject to Section 11 and Section 7 hereof, in the event that the Series D Financing occurs on or before the Maturity Date, the full Principal Amount and all accrued interests thereon shall be converted into the Series D Preferred Shares at the closing of the Series D Financing (“Series D Closing”) according to the terms and conditions specified as below:

6.1.1. One million US Dollars (US$1,000,000) of the Principal Amount shall be converted into Series D-1 Preferred Shares of the Company at a conversion price reflecting the pre-money valuation of the Company of two billion five hundred million US Dollars (US$2,500,000,000) (the “D-1 Conversion Price”) on a fully diluted and as converted basis (the “Series D-1 Conversion”);

6.1.2. Four million US Dollars (US$4,000,000) of the Principal Amount shall be converted into Series D-2 Preferred Shares of the Company at a conversion price reflecting the pre-money valuation of the Company of one billion three hundred and sixty million US Dollars (US$1,360,000,000) (the “D-2 Conversion Price”) on a fully diluted and as converted basis (the “Series D-2 Conversion”); and

6.1.3. Five million US Dollars (US$5,000,000) of the Principal Amount shall be converted into Series D-3 Preferred Shares of the Company at a conversion price reflecting the blended pre-money valuation of the Company of not more than eight hundred million US Dollars (US$800,000,000) (the “D-3 Conversion Price”) on a fully diluted and as converted basis (the “Series D-3 Conversion”).

6.2. Subject to Section 11 and Section 7 hereof, in the event that a Third Party Financing occurs on the Company, and provided that the investment amount of such Third Party Financing is no less than US$30,000,000, subject to the conditions set forth under the Note Purchase Agreement, the Holder may elect to, at its sole discretion and at any time from the closing date of the Third Party Financing until the Maturity Date, require the Company to either (i) repay all or any outstanding amount of the Principal Amount and any accrued interests thereon to the Holder within fifteen (15) Business Days after the closing of the Third Party Financing, or (ii) convert the full Principal Amount and any accrued interests thereon immediately or at the closing of such Third Party Financing (as applicable and as the case may be) into the most senior class(es) of equity securities issued and sold in such Third Party Financing by the Company according to the terms and conditions specified as below:

6.2.1 One million US Dollars (US$1,000,000) of the Principal Amount may be converted into equity securities of the Company at a conversion price reflecting the pre-money valuation of the Company of two billion five hundred million US Dollars (US$2,500,000,000) on a fully diluted and as converted basis;

6.2.2 Four million US Dollars (US$4,000,000) of the Principal Amount may be converted into equity securities of the Company at a conversion price reflecting the pre-money valuation of the Company of one billion three hundred and sixty million US Dollars (US$1,360,000,000) on a fully diluted and as converted basis; and

6.2.3 Five million US Dollars (US$5,000,000) of the Principal Amount may be converted into equity securities of the Company at a conversion price reflecting the blended pre-money valuation of the Company of not more than eight hundred million US Dollars (US$800,000,000) on a fully diluted and as converted basis.

6.3. Subject to Section 11 and Section 7 hereof, in the event that a Third Party Financing occurs on the Company, and provided that the investment amount of such Third Party Financing is less than US$30,000,000, subject to the conditions set forth under the Note Purchase Agreement, the Holder may, at any time from the closing date of the Third Party Financing until the Maturity Date, require the Company to convert the full Principal Amount and any accrued interests thereon immediately or at the closing of such Third Party Financing (as applicable and as the case may be) into the most senior class(es) of equity securities issued and sold in such Third Party Financing by the Company according to the terms and conditions specified as below:

6.3.1 One million US Dollars (US$1,000,000) of the Principal Amount may be converted into equity securities of the Company at a conversion price reflecting the pre-money valuation of the Company of two billion five hundred million US Dollars (US$2,500,000,000) on a fully diluted and as converted basis;

6.3.2 Four million US Dollars (US$4,000,000) of the Principal Amount may be converted into equity securities of the Company at a conversion price reflecting the pre-money valuation of the Company of one billion three hundred and sixty million US Dollars (US$1,360,000,000) on a fully diluted and as converted basis; and

6.3.3 Five million US Dollars (US$5,000,000) of the Principal Amount may be converted into equity securities of the Company at a conversion price reflecting the blended pre-money valuation of the Company of not more than eight hundred million US Dollars (US$800,000,000) on a fully diluted and as converted basis.

6.4. In the event that neither the Series D Financing or a Third Party Financing has occurred before the Maturity Date, the Holder may elect to, (i) upon the mutual agreement between the Company and the Holder, extend the term of the Note, or (ii) require the Company and/or Founders Group to immediately repay all or any outstanding amount of the Principal Amount and accrued but unpaid interests thereon to the Holder.

6.5. For the avoidance of doubt, if there have been or will be more than one class of equity securities to be issued in such Third Party Financing, at the above referred conversion, the outstanding amount of the Principal Amount of the Holder shall be converted into the most senior class of equity securities;

7. Conditions to the Conversion. For the avoidance of doubt, should the Holder elect to convert the Note into Conversion Shares pursuant to the Note and the Note Purchase Agreement, the Holder shall have the right to request and the Company shall have the obligation to deliver and fulfill, in a prompt and satisfactory manner, the following conditions, unless otherwise waived by the Holder:

7.1 The Company has provided a legal opinion issued by the PRC counsel of the Company addressed to the Holder concerning the Series D Financing or the Third Party Financing, as applicable and as the case may be, in form and substance that is customary in other transactions of similar nature and is to the reasonable satisfaction of the Holder, which can be the same legal opinion issued by the PRC counsel in such Series D Financing or the Third Party Financing (as applicable and as the case may be);

7.2 The Company shall have completed establishment of a Proper VIE Structure. For purposes of this Section 7.2, the term “Proper VIE Structure” means, Ucommune (as defined in the Note Purchase Agreement) or Beijing Youxianji Technology Co., Ltd., “Youxianji”) shall have obtained Internet content provider (“ICP”) license and entered into VIE contracts with a wholly foreign owned enterprise of the Company (the “WFOE”) in a form that comply with consolidation requirements of applicable accounting standards (including but not limited to US GAAP and IFRS); and

7.3 Ucommune shall have transferred (1) the controlling interest of its certain Affiliates that collectively contribute at least 51% of the total revenue of Group Companies in the year of 2018, or (2) the controlling interest of Beijing Affiliates to the WFOE. For purpose of this Note, when calculating the percentage of the total revenue of Ucommune, the denominator shall exclude the revenue generated from: (a) Ucommune itself, and (b) the foreign investment restricted business, provided that the aggregate revenue contributed by item (a) and item (b) shall not exceed 10% of the total revenue of Ucommune in the year of 2018.

7.4 The Company shall have or will have fulfilled the conditions precedent in relation to the consummation of the Series D Financing or the Third Party Financing, as applicable and as the case may be, on or before the conversion of the Note.

8. Automatic Discharge upon Conversion. This Note and the Company’s obligation to pay the outstanding Principal Amount and any accrued but unpaid interest thereof shall be deemed automatically discharged, on the date when the Principal Amount and any accrued but unpaid interest thereof is converted in accordance with this Note and the Note Purchase Agreement.

9. Mechanics and Effect of Conversion. No fractional shares of the Company will be issued upon conversion of this Note. In lieu of any fractional share to which the Holder would otherwise be entitled, the Company shall issue one whole share of the Conversion Share for the unconverted balance of this Note that would otherwise be converted into such fractional share. Upon conversion of this Note, the Holder shall surrender this Note, duly endorsed, at the principal office of the Company or any other address designated by the Company. Notwithstanding the foregoing, the failure of the Holder to surrender this Note shall not affect the conversion of this Note. Upon the conversion of this Note, this Note shall be deemed to have been cancelled even if it is not surrendered for cancellation. Upon the conversion, (i) the fund in the Offshore Escrow Account and the fund in the RMB Escrow Account shall be fully released to HK Company, Singapore Company and Ucommune, respectively and immediately; and (ii) the Holder shall (x) terminate the Charge Agreement with the Chargors, (y) return the Charged Share Certificates and the Unsigned IOT to the Chargors, and (z) take other actions as may be reasonably requested by the Company for the purpose of discharging and terminating the Share Charge at the cost of the Company.

10. Dividend, Subdivision, Combination, Share Split, Recapitalization or Re-Designation of Ordinary Shares. In the event that the Company effectuates a subdivision or combination of its outstanding equity securities or in the event of a re-designation, recapitalization, share split, share combination, bonus issue or other distribution payable in equity securities of the Company or any other Person, then, and in each such case, the conversion price in effect immediately prior to such event shall be proportionally adjusted (and any other appropriate actions shall be taken by the Company) so that the Holder shall be entitled to receive the number of equity securities of the Company that the Holder would have owned or would have been entitled to receive upon or by reason of any of the events described above, had this Note been converted immediately prior to the occurrence of such event. An adjustment made pursuant to this Section 10 shall become effective retroactively (x) in the case of any such dividend or distribution, to a date immediately following the close of business on the record date for the determination of holders of equity securities entitled to receive such dividend or distribution or (y) in the case of any such subdivision, combination, re-designation, recapitalization or share split, to the close of business on the day upon which such corporate action becomes effective.

11. Full Ratchet. In the event that (i) this Note is not converted pursuant to Section 6 hereof, and (ii) at any time from the Closing until Maturity Date, the Company issues any additional equity securities for the Series D Financing (other than the Holder and/or its Affiliates) and/or any Third Party Financing (through either creation of new class or series of shares or reclassification of existing class or series of shares of the Company or the like, as adjusted for share subdivision, share dividends, reclassifications, reorganizations or other similar transactions) before initial public offering (including Qualified IPO) at a pre-money valuation of less than US$2.5 billion on a fully diluted and as-converted basis (the “New Valuation”), then (x) the respective conversion price for Conversion Shares shall be adjusted based on the New Valuation, so that the aggregate number of all Conversion Shares that will be owned by the Holder after the conversion pursuant to this Note shall be set equal to the aggregate number of Conversion Shares that the Holder would have owned as if the price per share for such Conversion Share had been the same as the price per share for such additional equity; or (y) upon the conversion pursuant to Section 6, the Company shall issue additional shares to Holder at par value (the “Dilutive Issuance”), so that the aggregate number of all Conversion Shares that will be owned by the Holder after the conversion pursuant to this Note and the Dilutive Issuance shall be set equal to the aggregate number of Conversion Shares that the Holder would have owned as if the price per share for such Conversion Share had been the same as the price per share for such additional equity.

12. Events of Default.

12.1. Definition. For purpose of this Note, subject to the waiver(s) made by the Holder, each of the following events shall constitute an “Event of Default” hereunder:

12.1.1. The Company or the Founders Group fails to pay any of the Principal Amount due under this Note for more than fifteen (15) Business Days after the date the same becomes due and payable;

12.1.2. The Company or any of its subsidiaries or Affiliates, which collectively contribute more than 5% of the total revenue of Ucommune, file any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or later in effect, or make any assignment for the benefit of creditors or takes any limited liability company action in furtherance of any of the foregoing;

12.1.3. An involuntary petition is filed against the Company or any of its subsidiaries or Affiliates which collectively contribute more than 5% of the total revenue of Ucommune, (unless such petition is dismissed or discharged within sixty (60) days) under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed without the consent or acquiescence of the Company or any of its subsidiaries or Affiliates to take possession, custody or control of any property of the Company any of its subsidiaries or Affiliates (unless such appointment is vacated within 30 days after such appointment);

12.1.4. The Company or the Founders Group breaches in any material respect any representations, warranties, covenants or obligation set forth in this Note or in the Note Purchase Agreement, and if such breach is curable, such breach has not been cured within thirty (30) days after the Holder issues a written notice requesting such cure;

12.1.5. The Company fails to collect written consent from the Requisite Shareholders to approve the Restructuring Plan within three (3) months of the Funding Date;

12.1.6. An attachment or garnishment is levied, or writ of execution is enforced, against the assets or properties of the Company or any of its subsidiaries or Affiliates involving an amount in excess of US$1,000,000 or its equivalent amount in other currencies and such attachment or garnishment or writ of execution is not vacated or otherwise terminated within thirty (30) days after the date of its effectiveness; or

12.1.7. Without a prior written consent of the Holder in accordance with the Note Purchase Agreement, a Third Party Financing which fails to satisfy the conditions set forth under Section 7 of the Note Purchase Agreement occurs to the Company (the “Event of Financing Default”).

12.2. Consequences of Events of Default. If an Event of Default occurs, the Principal Amount and any accrued interests thereon shall become immediately due and payable without any action on the part of the Holder, and the Company shall immediately pay to the Holder the Principal Amount and any accrued interests. Notwithstanding the foregoing, nothing herein limits the rights of the Holder to convert all or any lesser portion of the Note in lieu of such repayment by the Company pursuant to this Note and the Note Purchase Agreement.

12.3. Event of Financing Default; Right of Conversion. In the event of the Event of Financing Default, in addition to any other rights and remedies available to the Holder pursuant to this Note and the Note Purchase Agreement, the Holder shall have the right, in its sole and absolute discretion, to convert all or any lesser portion of the Note into the equity or assets to the Holder.

12.4. Notice of an Event of Default. The Company shall give notice to the Holder in writing of any matter of thing which constitutes an Event of Default within five 5 Business Days when it becomes aware of the occurrence of an Event of Default, and shall give details of the Event of Default.

13. Rights of the Holder. For so long as the Note is outstanding, the Holder shall enjoy such rights as listed in Annex I attached hereto.

14. No impairment. The Company shall not, to the extent permitted by law, by amendment of its Memorandum and Articles of Association, or through reorganization, consolidation, merger, dissolution, issue or sale of securities, sale of assets, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder under this Note against wrongful impairment. Without limiting the generality of the foregoing, the Company will take all such action as may be necessary or appropriate in order that the Company may duly and validly issue fully paid and non-assessable Series D Preferred Shares or the equity securities issued in the Third Party Financing upon conversion of this Note. Notwithstanding the foregoing, nothing herein limits the ability of the Holder to approve any amendment or waiver related to this Note.

15. Lost, Stolen, Destroyed or Mutilated Note. In case this Note shall be mutilated, lost, stolen or destroyed, the Company shall issue a new Note of like date, tenor and denomination and deliver the same in exchange and substitution for and upon surrender and cancellation of the mutilated Note, or in lieu of the Note lost, stolen or destroyed, upon receipt of evidence satisfactory to the Company of the loss, theft or destruction of the Note.

16. Severability. If one or more provisions of this Note are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Note and the remaining provisions of the Note shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms. The parties will work in good faith to substitute the excluded provision with a provision intended to accomplish the parties’ intent to the greatest extent permitted by law.

17. Governing Law. This Note and the rights and obligations of the parties hereunder shall be governed in all respects by the laws of Hong Kong without regard to conflict of laws principles.

18. Dispute Resolution. The parties agree to negotiate in good faith to resolve any dispute between them regarding this Agreement. If the negotiations do not resolve the dispute to the reasonable satisfaction of all parties within thirty (30) days, such dispute shall be referred to and finally settled by arbitration at the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with then effective HKIAC procedure rules (“HKIAC Rules”), which rules are deemed to be incorporated by reference into this Section 18, subject to the following: (i) the arbitration tribunal shall consist of three (3) arbitrators to be appointed according to the HKIAC Rules; and (ii) the language of the arbitration shall be English. The prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

19. Amendments and Waivers. Any term of this Note may be amended, and the observance of any term of this Note may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Holder and the Company. Any amendment or waiver effectuated in accordance with this Section 19 shall be binding upon the Holder and its successors and assigns and the Company.

20. Attorneys’ Fees. In the event any party is required to engage the services of any attorneys for the purpose of enforcing this Note and/or the credit enhancement and security, or any provision thereof, the prevailing party shall be entitled to recover its reasonable expenses and costs in enforcing this Note and/or the credit enhancement and security (including attorneys’ fees, cost and disbursements) plus all other costs of collection.

21. Waiver of Presentment, Dishonor. The Company hereby waives presentment and demand for payment, notice of dishonor, protest and notice of protest of this Note. The right to plead any and all statutes of limitations as a defense to any demands hereunder is hereby waived to the fullest extent permitted by law.

22. Successors and Assigns. The provisions of this Note shall inure to the benefit of and be binding on any successor to the parties hereto. The Company shall not be permitted to assign this Note without the prior written consent of the Holder. The Holder may, upon written notice to the Company three (3) Business Days in advance, assign this Note to any of its affiliates.

23. Notices. The notice provision in the Note Purchase Agreement shall apply mutatis mutandis to this Note.

24. Currency. All payments by the Company hereunder shall be made in US dollars in immediately available funds.

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IN WITNESS WHEREOF, the parties hereto have executed this Note as of the date first written above.

COMPANY

Ucommune Group Holdings Limited

By:	/s/ Angela Bai
Authorized Signatory: Angela Bai
Title: Director

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IN WITNESS WHEREOF, the parties hereto have executed this Note as of the date first written above.

HOLDER

ALL-STARS SP X LIMITED

By:	/s/ Weidong (Richard) JI
Authorized Signatory: Weidong (Richard) JI
Title:	Director

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